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Exhibit 99.6

LAZARD	JEFFREY R. SECHREST MANAGING DIRECTOR
LAZARD FRERES & CO. LLC 30 ROCKEFELLER PLAZA NEW YORK, NY 10020 PHONE 212-632-6994 FAX 212-632-6052 jeffrey.sechrest@lazard.com www.lazard.com

We hereby consent to the inclusion of our opinion letter, dated March 20, 2005, to the Board of Directors of Pinnacle Systems, Inc. as Annex E to, and to the reference thereto under the captions "Summary—The Merger and Merger Agreement—Opinion of Pinnacle's Financial Advisor" and "The Merger—Consideration of the Merger by Pinnacle—Opinion of Pinnacle's Financial Advisor" in, the Joint Proxy Statement/Prospectus of Avid Technology, Inc. and Pinnacle Systems, Inc. which forms part of the Registration Statement on Form S-4 relating to their proposed merger transaction. It is understood that our consent is being given solely in connection with the initial filing of the aforementioned Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under, and we do not admit and we hereby disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Dated: June 9, 2005

LAZARD FRERES & CO. LLC

By:	/s/ JEFFREY SECHREST Jeffrey Sechrest Managing Director

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  Exhibit 99.6